Exhibit 10.1

GOING FORWARD AGREEMENT

This GOING FORWARD AGREEMENT is entered into this 2nd day of May, 2003, by and among Xmark Fund, L.P. and Xmark Fund, Ltd. (collectively, “Xmark”), and Photogen Technologies, Inc., a Nevada corporation (“Photogen”).

WHEREAS, Xmark has entered into a Secured Note Purchase Agreement, dated July 23, 2002, with Alliance Pharmaceutical Corp., a New York corporation (“Alliance”) (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”) pursuant to which, Xmark has purchased Secured Promissory Notes from Alliance in an outstanding stated value of $3,750,000 (the “Notes”);

WHEREAS, the obligations of Alliance under the Notes and the Loan Agreement are secured by perfected, first priority security interests in certain assets of Alliance (the “Collateral”) pursuant to the terms of a Security Agreement, dated July 23, 2002 (the “Security Agreement”);

WHEREAS, Alliance is in default on the Notes and, as of the date hereof, $5,287,501.53 in outstanding stated value and accrued interest is due and owing under the Notes;

WHEREAS, Xmark has the right under the Notes, the Loan Agreement and the Security Agreement (collectively, the “Loan Documents”) to foreclose on the Collateral;

WHEREAS, Photogen is contemplating a purchase (the “Asset Purchase”) of substantially all of Alliance’s imaging modalities assets used in connection with Alliance’s imaging and diagnostic imaging business, including without limitation with respect to development, manufacture, marketing and sale of the Imagent® products;

WHEREAS, Xmark, Alliance and Photogen have previously entered into a Standstill and Make-Whole Agreement, dated as of December 30, 2002 (the “Standstill Agreement”), pursuant to which, among other things, Photogen issued to Xmark 750,000 shares (the “Standstill Shares”) of its Common Stock, par value $0.01 per share (“Photogen Common Stock”);

WHEREAS, pursuant to the terms of the Standstill Agreement Photogen was obligated to have registered the Standstill Shares for resale by Xmark under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities law on or before April 29, 2003;

WHEREAS, as of the date hereof Photogen has not effected the registration of the Standstill Shares as required by the Standstill Agreement;

WHEREAS, Photogen wishes to induce Xmark to forbear from exercising its remedies under the Loan Documents to allow Photogen to complete the Asset Purchase;

WHEREAS, pursuant to a Participation Agreement, dated of even date herewith (the “Participation Agreement”), Photogen has purchased a one-third participation interest in the Notes (the “Participation”);

WHEREAS, the parties hereto wish to set forth herein the terms and conditions pursuant to which, at the closing of the Asset Purchase (i) Photogen will pay Xmark the amounts set forth herein, (ii) Xmark will cancel the Notes, (iii) Xmark will consent to the Asset Purchase, and (iv) Xmark, Alliance and Photogen will release each other from certain claims.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows.

1.                                       Asset Purchase.  Attached hereto as Exhibit A is a true and complete summary of the terms and conditions on which Photogen intends to effect the Asset Purchase (the “Term Sheet”).  Photogen shall use its commercially reasonable efforts to effect the Asset Purchase on substantially the terms set forth in the Term Sheet as soon as practicable after the date hereof and in no event after July 15, 2003 (the “Termination Date”).  No amendment, supplement or modification to the Term Sheet shall be made that would (i) increase the total consideration to be paid in connection with the Asset Purchase, (ii) increase the cash to be paid in connection with the Asset Purchase or (iii) have a material adverse effect on the New Collateral (as hereinafter defined) without the prior written consent of Xmark, which shall not be unreasonably withheld or delayed.  In the event that a closing of the Asset Purchase on substantially the terms set forth on the Term Sheet, with such changes therein as are permitted or approved hereunder (the “Closing”), does not occur for any reason on or prior to 5:00 p.m., New York time, on the Termination Date, this Agreement shall immediately terminate and be of no further force and effect, provided, however, that the provisions of Sections 6, 7, 8 and 11 shall survive such termination.  The date on which the Closing occurs is hereinafter referred to as the “Closing Date”.

2.                                       Transactions to Occur at the Closing.  (a)  Photogen shall notify Xmark at least 48 hours in advance of the scheduled Closing Date.  Photogen shall provide Xmark with written evidence, reasonably satisfactory to Xmark, that the Closing has occurred or will occur simultaneously with the transactions set forth in this Section 2.

(b)                                 As of the Closing, Photogen shall become unconditionally obligated to make the following payments to Xmark:

(i)                                     a total of $2,500,000, in cash, paid as follows: (A) $1,250,000, to be paid no later than the earlier to occur of (x) the 90th day after the Closing Date and (y) August 5, 2003, and (B) $1,250,000, to be paid no later than the earlier to occur of (1) the 180th day after the Closing Date and (2) November 3, 2003; provided, however, that Photogen shall pay such installments immediately in the event that Photogen completes after the Closing Date and prior to either August 5, 2003 or November 3, 2003, as the case may be, one or more institutional financings resulting in aggregate gross proceeds to Photogen of at least $18 million; and

(ii)                                  interest on the installment payments set forth in clause (i) above, payable monthly on the first business day of every month, commencing on the first business day of the month immediately following the month in which the Closing occurs, at a rate per annum equal to the Prime Rate (as defined herein) plus 3% (the “New Interest Rate”) until such installments have been paid in full.  Such interest shall be paid in shares of Photogen Common Stock (the “Interest Shares”) valued for this purpose at the Share Value (as defined herein).  As used herein, “Prime Rate” shall mean the Prime Rate published in the Wall Street Journal, Eastern Edition, under the heading “Money Rates” on the Closing Date.

(iii)                               The obligations of Photogen hereunder shall be secured by a first priority security interest in the assets acquired by Photogen pursuant to the Asset Purchase (the “New Collateral”).

(c)                                  At the Closing, Photogen shall deliver to Xmark (i) a number of newly issued, fully paid and non-assessable shares of Photogen Common Stock (the “Accrued Interest Shares”) having a value (for this purpose each share of Photogen Common Stock shall be deemed to have a value equal to $1.00, subject to adjustment in the event of any stock split, stock dividend, reverse stock split, recapitalization or reclassification of the Photogen Common Stock occurring on or after the date hereof (the “Share Value”)) equal to the Interest Factor (as such term is defined below) less the number of Standstill Shares, (ii) a number of newly issued, fully paid and non-assessable shares of Photogen Common Stock (the “Default Shares”) in payment of the registration penalties accrued from and including April 30, 2003 through and including the Closing Date pursuant to Section 7(b) hereof, valued for this purpose at the Share Value, (iii) a fully executed security agreement (the “Security Agreement”) creating a first priority security interest in the New Collateral in favor of Xmark, (iv) acknowledgment copies of UCC-1s evidencing such security interest and filed in such jurisdictions as Xmark may request, (v) an opinion of counsel to Photogen in form and effect satisfactory to Xmark covering such matters (including the enforceability of this Agreement and the perfection (but not priority) of the security interests created by the Security Agreement) as Xmark may reasonably request, and (vi) such other documents (including a secretary’s certificate) as Xmark may reasonably request.  The Security Agreement shall provide that the security interest created therein shall terminate upon the indefeasible payment in full of all amounts payable hereunder and the full performance by Photogen of its obligations hereunder.  As used herein, the term “Interest Factor” shall mean $1,537,501.53 plus $5,556.22 for each day in the period commencing on the day after the date of this Agreement and ending on and including the Closing Date.

(d)                                 Also at the Closing, Xmark shall deliver to Photogen (i) the Notes marked “canceled” or otherwise properly endorsed for transfer, (ii) a release in the form of Exhibit B attached hereto (in exchange for executed counterparts thereof from Alliance and Photogen)and (iii) such other documents as Photogen may reasonably request.

(e)                                  Section 5 hereof shall terminate and be of no further force and effect.

(f)                                    The Participation Agreement shall terminate and be of no further force and effect.

3.                                       [Intentionally Omitted]

4.                                       Put Right.  (a)  From and after the Closing, Xmark shall have the transferable right (the “Put Right”) at its option, exercisable as specified herein, to require Photogen to repurchase any or all of the Standstill Shares, the Accrued Interest Shares, the Default Shares, the Interest Shares, any Late Payment Shares (as defined below) and any Late Registration Shares (as defined below) (collectively, the “Redeemable Shares”) at a repurchase price of $1.00 per share (subject to adjustment in the event of any stock split, stock dividend, reverse stock split, recapitalization or reclassification of the Photogen Common Stock occurring on or after the date hereof).  The Put Right shall expire on 5:00 p.m., New York time, on the second anniversary of the Closing Date (the “Expiration Date”).

(b)                                 Prior to the Expiration Date, the Put Right shall be fully exercisable at any time from and after the earlier to occur of (i) the 13 month anniversary of the Closing Date and (ii) the completion by Photogen after the date hereof of one or more institutional financings resulting in aggregate gross proceeds to Photogen of at least $20 million (the earlier of such dates, the “Full Exercise Date”).

(c)                                  If the Closing occurs, prior to the Full Exercise Date, the Put Right will be exercisable in four (4) equal quarterly installments commencing on the 90th day after the Closing Date (the “Initial Exercise Date”); provided, however, that Photogen shall not be obligated (i) to repurchase more than an aggregate of one-quarter of the Redeemable Shares in any consecutive 90-day period, subject to adjustment as provided below (the “Quarterly Amount”), and (ii) have the right not to comply with any Put Right (and accordingly not to repurchase the Shares covered by such Put Right) by notifying Xmark in writing (the “Shortfall Notice”) that Photogen, by action of its Board of Directors, has determined in good faith that the Financing Condition (as defined below) is not satisfied.  Photogen shall use its commercially reasonable efforts to cause the Financing Condition to be met as soon as practicable after the date hereof.  As used herein, the term “Financing Condition” means that Photogen has sufficient cash, based on its current Board approved operating plan, to satisfy its operating and working capital requirements for the immediately succeeding 18-month period.

(d)                                 Prior to the Full Exercise Date, Photogen shall provide Xmark with written notice on the first day of each quarterly period, commencing on the Initial Exercise Date, specifying the maximum number of Shares, if any, for which the Put Right may be exercised without violating the Financing Condition (the “Maximum Quarterly Amount”).  The excess of the Quarterly Amount over the Maximum Quarterly Amount is hereinafter referred to as the “Shortfall Amount”.  The Quarterly Amount for any quarterly period shall be increased by the Shortfall Amount, if any, in respect of the immediately preceding quarterly period.

(e)                                  The Put Right may be exercised by providing written notice thereof to Photogen prior to the Expiration Date, which notice shall specify the amount of Redeemable Shares to be repurchased (the “Repurchase Amount”), which, prior to the Full Exercise Date shall not exceed the Maximum Quarterly Amount, and the date on which such repurchase is to occur (the “Repurchase Date”), which shall be not less than three business days after the date of the notice.  On the Repurchase Date, Xmark shall deliver to Photogen a certificate or certificates for the Redeemable Shares being repurchased on the Repurchase Date, accompanied by appropriately executed stock powers or otherwise in proper form for transfer, and Photogen shall pay the Repurchase Amount to Xmark by wire transfer of immediately available funds to an account previously specified by Xmark.

(f)                                    In the event that the Company fails to purchase Redeemable Shares on any Repurchase Date, Xmark shall be entitled to payment in an amount equal to 1.5% of the value of the Redeemable Shares not so purchased at the Share Value for any 30-day period or pro rata for any portion thereof during which such failure is continuing.  Also, Xmark shall be entitled to payment in an amount equal to 1.5% of the Shortfall Amount (valued at the Share Value) in effect from time to time, for any 30-day period or pro rata for any portion thereof during which such Shortfall Amount exists; provided, however, that such payment shall not commence to accrue until the 90th day after the date on which the first Shortfall Notice is delivered to Xmark.  Such payments may be made, at Photogen’s election, in cash or Photogen Common Stock (valued at the Share Value).  Such payments shall be in partial compensation to Xmark, and shall not constitute Xmark’s exclusive remedy for such events.  Any shares of Photogen Common Stock so issued pursuant to this Section 4(f) are referred to herein as “Late Payment Shares”.

(g)                                 Photogen shall not create, assume or suffer to exist any limitation or restriction on its ability to repurchase Redeemable Shares pursuant to the Put Right.

5.                                       Standstill.

(a)                                  Xmark shall not exercise any rights against Alliance as a creditor, whether secured or unsecured, or otherwise for a period (the “Standstill Period”) commencing on the date hereof, and ending on the earliest to occur of (i) the Termination Date, (ii) the determination by Photogen not to pursue the Asset Purchase, (iii) the written termination of negotiations between Photogen and Alliance with respect to the Asset Purchase, (iv) the exercise of any remedies against the assets of Alliance by any creditor other than Xmark or its affiliates, (v) Alliance’s filing of a petition under any bankruptcy, insolvency or debtor’s relief law or making an assignment for the benefit of its creditors, (vi) a court of competent jurisdiction entering an order or decree under any federal or state bankruptcy law and (X) is for relief against Alliance in an involuntary case, (Y) appoints a custodian, receiver or other similar official for all or substantially all of Alliance’s property, or (Z) orders the liquidation of Alliance (each of the events specified in clauses (v) and (vi) of this Section 5(a) are referred to as, a “Bankruptcy Proceeding”), or (vii) the date specified in a notice by Photogen on one day’s written notice to Xmark.  Photogen shall notify Xmark in writing within one day following the occurrence of any event specified in clauses (ii) or (iii) above.

(b)                                 During the Standstill Period, Xmark shall not pursue, institute, encourage or join in any proceeding against Alliance at law or equity to realize upon any collateral or otherwise.  Xmark agrees that until the end of the Standstill Period, Xmark will not, directly or indirectly ask, demand for, accelerate, accept or receive any payments of, or other amounts or consideration on account of, the Notes (including by way of subrogation) or any other debt from Alliance or commence, or join with any creditor in commencing, any suit, action or judicial proceeding or bankruptcy, reorganization, insolvency or similar proceedings with respect to Alliance or the Notes or any other Alliance debt or assets; nor shall Xmark and Alliance agree to or effect any amendment or change to the terms of the Loan Documents except as contemplated in this Agreement or to preserve the perfection and priority of Xmark’s security interest; provided, however, Xmark may transfer the Notes and its interest in the Loan Documents to a third party upon the prior written consent of Photogen, which shall not be unreasonably withheld or delayed, and provided that such third party purchaser agrees in writing to be bound by the terms of this Agreement.  Xmark shall execute and deliver to Photogen instruments confirming this Agreement if and to the extent necessary to enforce the provisions of this Agreement.  The terms of this Agreement, the standstill effected hereby, and the rights of Photogen which are created hereunder, shall not be affected by (i) any amendment, addition, modification, extension, increase, restatement or supplement of or to any of the Notes or the Loan Documents or any instrument, document or agreement relating thereto, (ii) any exercise or non-exercise of any right, power or remedy under or in respect of the Notes or the Loan Documents or any instrument, document or agreement relating thereto, (iii) any claim or defense as to the validity or enforceability of any instruments, documents or agreements relating to the proposed Asset Purchase, or (iv) any other circumstance which might otherwise constitute a defense available to, or a discharge of Alliance, Xmark or any other party.

6.                                       Termination of the Standstill Agreement.  The Standstill Agreement is hereby terminated and of no further force and effect.

7.                                       Registration Requirements.

(a)                                  Photogen shall use its reasonable best efforts to register (i) the Standstill Shares and (ii) the Accrued Interest Shares, the Default Shares, the Interest Shares, any Late Payment Shares and any Late Registration Shares (collectively, the “Registrable Securities”), for resale by Xmark or its transferees under the Securities Act within 60 days from the date hereof (the 60th day following the date hereof is referred to as, the “Registration Date”).

(b)                                 Xmark shall be entitled to payment in an amount equal to 1.5% of the Standstill Shares, valued at the Share Value, for each 30-day period or pro rata for any portion thereof from and including April 30, 2003 through the Registration Date.

(c)                                  Xmark shall be entitled to payment in an amount equal to 1.5% of the Registrable Securities, valued at the Share Value, for any 30-day period or pro rata for any portion thereof following the Registration Date until such time as a registration statement is made effective with respect to the Registrable Securities.

(d)                                 Any payments pursuant to clauses (b) and (c) above may be made, at Photogen’s election, in cash or Photogen Common Stock (valued at the Share Value).  Such payments shall be in partial compensation to Xmark, and shall not constitute Xmark’s exclusive remedy for such events.  Any shares of Photogen Common Stock so issued pursuant to this Section 7 are referred to herein as “Late Registration Shares”.

8.                                       Waiver of Claims.  Photogen hereby acknowledges that it has had an opportunity to review the Loan Documents.  Whether or not the Closing occurs, Photogen hereby irrevocably acknowledges that the Loan Documents are valid and enforceable and that Xmark has a valid, perfected and first priority security interest in the Collateral prior to the claims of any other person, including, without limitation, Photogen, and hereby irrevocably waives any claim, right, defense or offset that Photogen may now have or may hereafter acquire that the Loan Documents are not valid and enforceable or that such security interests are invalid, unperfected, do not constitute first priority security interests in the Collateral, constitute a fraudulent transfer or fraudulent conveyance or should be subordinated (equitably or otherwise) to the claims or security interests of any other person, including, without limitation, any interests of Photogen in the Collateral.  Such waiver is expressly intended to cover known as well as unknown claims, rights, defenses and offsets.

9.                                       Indemnification.

(a)                                  From and after the Closing, Photogen shall indemnify and hold harmless Xmark, its partners and its and their officers, directors, managers, shareholders, members, employees, agents and representatives from and against any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) (“Losses”), as incurred (payable promptly upon written request), to the extent arising from, in connection with or otherwise with respect to any claim that the Asset Purchase or the transactions contemplated hereby constitute a fraudulent transfer or fraudulent conveyance or violate the provisions of the United States Bankruptcy Code or any applicable state insolvency law or that the security interests of Xmark in Alliance’s assets should be invalidated or subject to equitable subordination or otherwise modified as a result of the Asset Purchase or the transactions contemplated hereby, if and only if, such Losses are incremental to the Losses that Xmark would have otherwise incurred as a result of it being a lender to, and secured creditor of, Alliance, if the Asset Purchase and the other transactions contemplated hereby (other than the waivers contained in Section 8) had not been consummated and Xmark had realized on its Collateral directly as a secured creditor of Alliance.

(b)                                 any party entitled to indemnification hereunder (an “indemnified party”) such indemnified party must notify Photogen in writing of a claim for which such indemnified party seeks indemnification hereunder (a “Claim”) promptly following receipt by such indemnified party of written notice of the Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent Photogen shall have been actually and materially prejudiced as a result of such failure.  Thereafter, the indemnified party shall deliver to Photogen, promptly following the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Claim.

(c)                                  Photogen shall be entitled to participate in the defense of any Claim as to which Photogen has admitted indemnification and, if it so chooses, to assume the defense thereof with counsel selected by Photogen; provided, however, that such counsel is not reasonably objected to by the indemnified party.  Should Photogen so elect to assume the defense of a Claim, Photogen shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof.  If Photogen assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Photogen, it being understood that Photogen shall control such defense.  Photogen shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which Photogen has not assumed the defense thereof.  If Photogen chooses to defend or prosecute a Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon Photogen’s request) the provision to Photogen of records and information that are reasonably relevant to such Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not Photogen assumes the defense of a Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Claim without Photogen’s prior written consent, which consent shall not be unreasonably withheld or delayed.  If Photogen assumes the defense of a Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Claim that Photogen may recommend and that by its terms (i) releases the indemnified party completely in connection with such Claim, (ii) does not require the indemnified party to make any admission of liability or to make or forego any payment to or from Photogen or any third party and (iii) does not obligate the indemnified party to take or refrain from taking any action.

10.                                 Representations and Warranties of the Parties.

10.1                           Xmark.  Xmark represents and warrants to Photogen as follows.

(a)                                  The execution, delivery and performance of each of this Agreement and the Participation Agreement (i) have been duly authorized by all necessary corporate or partnership action on behalf of Xmark, (ii) do not and will not violate any provision of law, rules, regulations, or orders or any provision of the charter, bylaws or other organizational documents of or binding on Xmark, and (iii) do not and will not violate, result in the breach of, or constitute a default or require any consent under, any contract, agreement, indenture or instrument to which Xmark is a party or by which Xmark or Xmark’s property may be bound or subject.  Each of this Agreement and the Participation Agreement has been duly and validly executed and delivered by Xmark and constitutes the legal, valid and binding obligation of Xmark, enforceable against Xmark in accordance with the terms hereof, subject as to enforceability (x) to applicable bankruptcy, insolvency, reorganization or moratorium and other similar laws affecting creditors’ rights generally and (y) to the application of general principles of equity.  No governmental or other approval is required in connection with the execution and delivery by Xmark of, and the performance of the obligations of Xmark under, this Agreement or the Participation Agreement.

(b)                                 Xmark has not sold, transferred, assigned, pledged or otherwise hypothecated or disposed of any of its rights to the Notes, including, without limitation, any participation interest in the Notes, or any other rights of Xmark as a secured or unsecured creditor of Alliance.

(c)                                  Xmark is an “accredited investor” as such term is defined in Regulation D under the Securities Act.  The shares of Photogen Common Stock to be received by Xmark hereunder will be acquired for Xmark’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and Xmark has no intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act.  Xmark acknowledges that it can bear the economic risk and complete loss of its investment in the shares of Photogen Common Stock it may receive hereunder and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.  Xmark understands that the shares of Photogen Common Stock are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from Photogen in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances, and the certificate(s) for the shares of Photogen Common Stock will bear a legend to that effect.  Xmark has had an opportunity to receive additional information related to Photogen requested by it and to ask questions of and receive answers from Photogen regarding Photogen, its business and the terms and conditions of the offering of shares of Photogen Common Stock.  Xmark acknowledges access to copies of Photogen’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended (the “2002 10-K”), and all other reports and amendments thereto filed by Photogen pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), since the filing of the 2002 10-K and prior to the date hereof (collectively, the “SEC Filings”) through EDGAR.  Xmark did not learn of the investment in shares of Photogen Common Stock as a result of any public advertising or general solicitation.

10.2                           Photogen.  Photogen represents and warrants to Xmark as follows.

(a)                                  The execution, delivery and performance of each of this Agreement and the Participation Agreement, including the issuance of the shares of Photogen Common Stock contemplated hereby, (i) have been duly authorized by all necessary corporate action on behalf of Photogen, (ii) do not and will not violate any provision of law, rules, regulations, or orders or any provision of the charter, bylaws or other organizational documents of or binding on Photogen, and (iii) do not and will not violate, result in the breach of, or constitute a default or require any consent under, any contract, agreement, indenture or instrument to which Photogen is a party or by which Photogen or Photogen’s property may be bound or subject.  Each of this Agreement and the Participation Agreement has been duly and validly executed and delivered by Photogen and constitutes the legal, valid and binding obligation of Photogen, enforceable against Photogen in accordance with the terms hereof, subject as to enforceability (x) to applicable bankruptcy, insolvency, reorganization or moratorium and other similar laws affecting creditors’ rights generally and (y) to the application of general principles of equity.  No governmental or other approval is required in connection with the execution and delivery by Photogen of, and the performance of the obligations of Photogen under, this Agreement or the Participation Agreement.

(b)                                 Photogen is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Nevada and is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where the failure to be so qualified would not have, either individually or in the aggregate, a material adverse effect on the business, operations, financial condition, assets, prospects, liabilities or contractual rights of Photogen, whether individually or taken as a whole (a “Material Adverse Effect”).  Photogen has duly authorized the sale and issuance, pursuant to the terms of this Agreement an adequate number shares of its common stock authorized and available for issuance hereunder, having the rights, restrictions, privileges and preferences set forth in the Amended and Restated Articles of Incorporation, as amended to date.

(c)                                  The issuance, sale and delivery of shares of Photogen Common Stock in accordance with this Agreement have been duly authorized by all necessary corporate action on the part of Photogen.  The shares of Photogen Common Stock issuable hereunder when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement will be duly and validly issued, fully paid and non-assessable.

(d)                                 The SEC Filings are the only filings required of Photogen pursuant to the 1934 Act for such periods.  At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, as amended and in the light of the circumstances under which they were made, not misleading.  During the preceding two years, except as set forth in the SEC Filings:  Each registration statement and any amendment thereto filed by Photogen pursuant to the Securities Act and the rules and regulations thereunder, as of the date such statement or amendment became effective, complied as to form in all material respects with the Securities Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each prospectus filed pursuant to Rule 424(b) under the Securities Act, as of its issue date and as of the closing of any sale of securities pursuant thereto did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Photogen is engaged only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description in all material respects of the business of Photogen, taken as a whole, as required to be disclosed.

(e)                                  The financial statements included in each SEC Filing present fairly, in all material respects, the consolidated financial position of Photogen as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the 1934 Act).  Except as set forth in the financial statements of Photogen included in the SEC Filings filed prior to the date hereof Photogen has not incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

(f)                                    Except as disclosed in the SEC Filings or on Schedule 9.2(f) hereto, there are no pending actions, suits or proceedings against Photogen or its subsidiaries which affect any of its or their properties; and to Photogen’s knowledge, no such actions, suits or proceedings are threatened or contemplated.

(g)                                 Photogen is in compliance with all applicable Nasdaq SmallCap Market continued listing requirements.  There are no proceedings pending or to Photogen’s knowledge threatened against Photogen relating to the continued listing of its common stock on the Nasdaq SmallCap Market and Photogen has not received any notice of, nor to Photogen’s knowledge is there any basis for, the delisting of its common stock from the Nasdaq SmallCap Market.  The shares of Photogen Common Stock issuable hereunder have been approved for listing on the Nasdaq SmallCap Market and will be listed on the Nasdaq SmallCap Market upon official notice of issuance.

(h)                                 Neither Photogen nor any person or entity acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the shares of Photogen Common Stock issuable hereunder.

11.                                 General.

11.1                           Notices.  All notices, requests, consents and other communications under this Agreement shall be in writing and shall be delivered by hand, by telecopier, by express overnight courier service or mailed by first class mail, postage prepaid, to the respective addresses set forth on the signature pages of this Agreement, as such addresses may be modified by notice given pursuant to this Section 11.1, with copies provided simultaneously to counsel as set forth on the signature pages of this Agreement.  Notices provided in accordance with this Section 11.1 shall be deemed delivered upon personal delivery, receipt by telecopy or overnight mail, or 48 hours after deposit in the mail in accordance with the above.

11.2                           Entire Agreement.  This Agreement, together with the instruments and other documents hereby contemplated to be executed and delivered in connection herewith, contains the entire agreement and understanding of the parties hereto, and supersedes any prior agreements, negotiations or understandings between or among them, with respect to the subject matter hereof.  Except as expressly set forth in this Agreement, no party makes any representation or warranty, express or implied, with respect to the transactions contemplated by this Agreement or any such other agreements.  Except as expressly set forth in this Agreement, Photogen makes no representation or warranty, express or implied, with respect to the business of Photogen, Photogen, Photogen’s assets or its future prospects (including any of the foregoing with respect to Alliance).  No party is relying on any understandings, agreements or representations other than those expressly contained in this Agreement or such other written agreements.

11.3                           Amendments and Waivers.  This Agreement may only be amended or modified by a writing dated after the date hereof and signed by the parties hereto.  No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

11.4                           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.5                           Captions.  The captions of the sections, subsections and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement.

11.6                           Severability.  Each provision of this Agreement shall be interpreted in such manner as to validate and give effect thereto to the fullest lawful extent, but if any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable under applicable law, such provision shall be ineffective only to the extent so determined and such invalidity or unenforceability shall not affect the remainder of such provision or the remaining provisions of this Agreement.

11.7                           Governing Law.  This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of New York.  The parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in New York, New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  The parties irrevocably consent to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The parties irrevocably waive any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11.8                           Injunctive Relief.  In the event of any breach or threatened breach of the provisions of this Agreement by any party hereto or its representatives, the other party shall be entitled to all legal and equitable remedies available to it, and without limiting any other available remedies, such party shall be entitled to equitable relief without the necessity of posting a bond, including injunction and specific performance.  No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.  In any action to enforce the provisions of this Agreement, the non-prevailing party shall pay the reasonable attorneys fees and related reasonable costs and expenses incurred by the prevailing party in connection therewith.

[Next Page is Signature Page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Xmark Fund, L.P.

By:	/s/ Mitchell D. Kaye
Name: Mitchell D. Kaye
Title: Chief Investment Officer
Address:	Carnegie Hall Tower
152 West 57th Street, 21st Floor
New York, New York 10019
Fax: (212) 247-1329
Attention: David Cavalier

Xmark Fund, Ltd.

By:	/s/ Mitchell D. Kaye
Name: Mitchell D. Kaye
Title: Chief Investment Officer
Address:	Carnegie Hall Tower
152 West 57th Street, 21st Floor
New York, New York 10019
Fax: (212) 247-1329
Attention: David Cavalier

Photogen Technologies, Inc.

By:	/s/ Brooks Boveroux
Name: Brooks Boveroux
Title: Chief Financial Officer
Address:	140 Union Square Drive
New Hope, Pennsylvania 18938
Fax: (215) 862-7139
Attention: Taffy J. Williams